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                                                                       Exhibit 4

                                  EXHIBIT "B"



            CERTIFICATE OF DESIGNATIONS, PREFERENCES AND RIGHTS OF
                SERIES A CUMULATIVE CONVERTIBLE PREFERRED STOCK
                                      OF
                          SUNBELT NURSERY GROUP, INC.



                    Pursuant to Section 151 of the General
                   Corporation Law of the State of Delaware



     We, the undersigned, the President and Secretary, respectively, of Sunbelt Nursery Group, Inc., a Delaware corporation (the "Corporation"), DO HEREBY CERTIFY that the following resolution was duly adopted by an independent committee of the Board of Directors of the Corporation at a special meeting held December 23, 1997:

          "RESOLVED, that, pursuant to the authority expressly granted to and vested in the Board of Directors by the Certificate of Incorporation, as the same may heretofore have been amended, and pursuant to the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby provide for the issuance of a series of preferred stock of the Corporation which is hereby given the designation of Series A Cumulative Convertible Preferred Stock (the "Series A Preferred Stock"), to consist of One Million Three Hundred Thousand (1,300,000) shares, each of One Cent ($.01) par value, and the Board of Directors hereby fixes the voting powers, preferences and relative, participating, option or other special rights, and the qualifications, limitation or restrictions thereof, of the shares of such series, as follows:

          1.  Dividends. The holders of shares of Series A Preferred Stock shall
              ---------
     be entitled to receive, when, as and if declared by the Board of Directors out of funds legally available for such purpose, cash dividends at the annual rate of seven cents ($.07) per share, payable in arrears annually on the thirty-first day of December of each year, commencing on December 31, 1998. Cash dividends shall be cumulative for all periods as to which the full cash dividend shall not have been paid. Such dividends may be accrued by the Corporation without penalty. If the dividend on the Series A Preferred Stock for any dividend period, and an amount equal to all accrued but unpaid dividends relating to prior dividend periods, shall not have been paid or set apart in full, the aggregate deficiency shall be cumulative and shall be fully paid or set apart for payment before (i) any dividend whatsoever is declared or paid upon, or any distribution is made upon, any Common Stock or any other series of preferred stock or any security convertible into Common Stock or preferred stock, whether in cash or in property (other than a dividend or distribution payable in shares of Common Stock), or (ii) any shares of Common Stock or any other series of preferred stock are purchased or redeemed by the Corporation for cash or property, or (iii) any moneys are paid to or made available for a



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     sinking fund for the purchase or redemption of any shares of Common Stock or any other series of preferred stock. In the event any shares of Series A Preferred Stock are issued, converted or redeemed on any date other than the last day of the calendar year, the dividend payable with respect to such year will be prorated and will accrue and be payable only with respect to the portion of such year that such Series A Preferred Stock is outstanding.

     2.   Rights on Liquidation. Dissolution or Winding Up.
          ------------------------------------------------

          (a) In the event of any liquidation, dissolution or winding up of the Corporation, the holders of shares of Series A Preferred Stock then outstanding shall be entitled to be paid out of the assets of the Corporation available for distribution to its stockholders, whether from capital, surplus or earnings, before any payment shall be made to the holders of any stock ranking, on liquidation, junior to the Series A Preferred Stock, which must include any and all subsequent issuances of any other series of preferred stock, the amount of One Dollar ($1.00) in cash for each share of Series A Preferred Stock, plus an amount equal to the dividends accumulated and unpaid on each such share, if any, up to the date of payment.

          (b) If upon any liquidation, dissolution or winding up of the Corporation, the assets of the Corporation available for distribution to its stockholders shall be insufficient to pay the holders of shares of Series A Preferred Stock the full amounts to which they each shall be entitled pursuant to subparagraph (a) above (as appropriately adjusted in the event of any stock dividend, stock split or combination or similar recapitalization of the Corporation's capital stock), the holders of shares of Series A Preferred Stock shall be entitled to receive ratably all of the assets of the Corporation then available for distribution to its stockholders.

          (c) In the event of any liquidation, dissolution or winding up of the Corporation, after payment shall have been made to the holders of shares of Series A Preferred Stock of the full amount to which they shall be entitled as aforesaid, holders of any class or classes of stock ranking junior to the Series A Preferred Stock shall be entitled, to the exclusion of the holders of shares of Series A Preferred Stock, to share, according to their respective rights and preferences, in all remaining assets of the Corporation available for distribution to its stockholders.

          (d) For purposes of this Section 3, a merger or consolidation of the Corporation with or into any other corporation or corporations in which the stockholders of the Corporation do not own more than fifty percent (50%) of the outstanding voting power (assuming conversion of all convertible securities and the exercise of all outstanding options and warrants) of the surviving corporation, or the sale of all or substantially all of the assets of the Corporation, shall be treated as a liquidation, dissolution, or winding up of the Corporation.



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     shares covered by a certificate representing shares of Series A Preferred
     Stock surrendered for conversion, the Corporation shall issue and deliver to, or upon the written order of, the holder of the certificate so surrendered for conversion, at the expense of the Corporation, a new certificate covering the number of shares of Series A Preferred Stock, representing the unconverted portion of the certificate so surrendered, which new certificate shall entitle the holder thereof to dividends on, and all other rights relating to, the shares of Series A Preferred Stock represented thereby to the same extent as if the certificate theretofore covering such unconverted shares had not been surrendered for conversion.

          (c) No fractional shares of Common Stock or scrip shall be issued upon conversion of any shares of Series A Preferred Stock. If more than one (1) share of Series A Preferred Stock shall be surrendered for conversion at any one time by the same holder, the number of full shares of Common Stock issuable upon conversion thereof shall be computed on the basis of the aggregate number of shares of Series A Preferred Stock so surrendered. Instead of any fractional shares of Common Stock which would otherwise be issuable upon conversion of any shares of Series A Preferred Stock, the Corporation shall pay a cash adjustment in respect of such fractional interest in an amount equal to the closing price of the Common Stock as of the last business day immediately prior to the surrender date.

          (d) The Series A Preferred Conversion Ratio shall be subject to adjustment from time to time as follows:

              (i) If, at any time after an original date of issuance, the number of shares of Common Stock issued and outstanding is increased by a stock dividend payable in shares of Common Stock or by a subdivision or split-up of shares of Common Stock, then, following the record date fixed for the determination of holders of Common Stock or of those entitled to receive such stock dividend, subdivision or split-up, the Series A Preferred Conversion Ratio shall be appropriately increased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be increased in proportion to such increase in outstanding shares.

              (ii) If, at any time after the original date of issuance, the number of shares of Common Stock issued and outstanding is decreased by a combination of the issued and outstanding shares of Common Stock, then, following the record date for such combination, the Series A Preferred Conversion Ratio shall be appropriately decreased so that the number of shares of Common Stock issuable on conversion of each share of Series A Preferred Stock shall be decreased in proportion to such decrease in outstanding shares.

              (iii) If, at any time after the original date of issuance, any shares of A Preferred Stock are converted into such shares of Common Stock, the A Preferred Conversion Ratio shall, at the option of the holder, be


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          appropriately increased so as to account for the accrued and unpaid dividends on the Series A Preferred Stock through the most recently ended fiscal quarter, or, at the option of the holder, accrued and unpaid dividends shall be paid in cash upon conversion as soon as funds are legally available therefor.

              (iv) In case, at any time after the original date of issuance, there occurs a capital reorganization, a reclassification of the stock of the Corporation (other than a change in par value or from par value to no par value or from no par value to par value or as a result of a stock dividend or subdivision, split-up or combination of shares), the consolidation or merger of the Corporation with or into another entity (other than a subsidiary merger or a consolidation or merger in which the Corporation is the continuing corporation and which does not result in any change in the Common Stock), or the sale or other disposition of all or substantially all the properties and assets of the Corporation to any other entity (each, an "Event"), each issued and outstanding share of Series A Preferred Stock shall be convertible after such Event (unless, in the case of an Event, payment shall have been made to the holders of all shares of Series A Preferred Stock of the full amount to which they shall have been entitled pursuant to
          Section 3 hereof), into the kind and number of shares of stock or other securities or property of the Corporation or of the corporation resulting from such consolidation or surviving such merger or to which such properties and assets shall have been sold or otherwise disposed, to which the holder of the number of shares of Common Stock deliverable (immediately prior to the time of such Event) upon conversion of such share would have been entitled upon such Event. The provisions of this Section 4(d)(iv) shall similarly apply to successive Events.

              (v) All calculations under this Section 4(e) shall be made to the nearest 1/10 of a cent or to the nearest 1/10 of a share, as the case may be.

              (vi) For the purpose of any computation hereunder, Market Price for any day shall mean the average sales prices on such day on all domestic stock exchanges on which the Common Stock may then be listed, or, if no sale took place on such day on any such exchange, the average of the closing bid and asked prices on such day, as officially quoted on such exchanges, or if the Common Stock is not at the time listed or admitted for trading on any domestic stock exchange, then the last sales price as reported by the National Association of Securities Dealers Automated Quotation System ("NASDAQ"), if available, or the average of the last bid and asked prices on such day as reported by NASDAQ, as the case may be, or if, on any day in question, the security shall not be quoted on the NASDAQ, then such price shall be equal to the average of the last reported bid and asked prices on such day as reported by the National Quotation Bureau, Inc. (or any similar reputable quotation and reporting service), or if such quotation is not reported by the National Quotation Bureau, Inc. or if there is no such firm, then as furnished by any member of the National Association of Securities Dealers, Inc. selected by the Corporation, and if no such member is furnishing



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          such quotation, then the Market Price for such shares shall be established by the Board of Directors of the Corporation, utilizing its reasonable good faith business judgment.

              (vii) In any case in which the provisions of this Section 4(d) require that an adjustment become effective immediately after a record date for an event, the Corporation may defer until the occurrence of such event (i) the issuance to the holder of any share of Series A Preferred Stock converted after such record date, and before the occurrence of such event, of such additional shares of capital stock issuable upon such conversion by reason of the adjustment required by such event over and above the shares of capital stock issuable upon such conversion before giving effect to such adjustment, and (ii) the payment to such holder of any amount in cash in lieu of a fractional share of capital stock pursuant to Section 4(c); provided, however, that the Corporation shall deliver to such holder an appropriate instrument evidencing such holder's right to receive such additional shares, and such cash, upon the occurrence of the event requiring such adjustment.

          (e) Whenever the Series A Preferred Conversion Ratio (or Series A Preferred Conversion Price) shall be adjusted as provided in Section 4(d), the Corporation shall forthwith file, at the office of the transfer agent for the Series A Preferred Stock or at such other place as may be designated by the Corporation from time to time, a statement, signed by a designated corporate officer, showing in reasonable detail the facts requiring such adjustment and the Series A Preferred Conversion Ratio (or Series A Preferred Conversion Price) that shall be in effect after such adjustment. The Corporation shall also cause a copy of such statement to be sent by first-class mail, postage prepaid, to each holder of shares of Series A Preferred Stock at his or its address appearing on the Corporation's records. Where appropriate, such copy may be given in advance and may be included as part of a notice required to be mailed under the provisions of Section 4(f).

          (f) In the event the Corporation shall propose to take any action on the type described in clauses (i), (ii), (iii) or (iv) of Section 4(d), the Corporation shall give notice to each holder of shares of Series A Preferred Stock, which notice shall specify the record date, if any, with respect to any such action and the date on which such action is to take place. Such notice shall also set forth such facts with respect thereto as shall be reasonably necessary to indicate the effect of such action (to the extent such effect may be known at the date of such notice) on the Series A Preferred Conversion Ratio (or Series A Preferred Conversion Price) and the number, kind or class of shares or other securities or property which shall be deliverable or purchasable upon the occurrence of such action or deliverable upon conversion of shares of Series A Preferred Stock, as the case may be. In the case of any action which would require the fixing of a record date, such notice shall be given at least twenty (20) days prior to the date so fixed, and in case of all other action, such notice shall be given at least thirty (30) days prior to the taking of such proposed action. Failure to give such notice, or any defect therein, shall not affect the legality or validity of any such action.



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          (g)  The Corporation shall pay all documentary, stamp or other transactional taxes attributable to the issuance or delivery of shares of capital stock of the Corporation upon conversion of any shares of Series A Preferred Stock; provided, however, that the Corporation shall not be required to pay any taxes which may be payable in respect of any transfer involved in the issuance or delivery of any certificate for such shares in a name other than that of the holder of the shares of Series A Preferred Stock in respect of which such shares are being issued.

          (h) All shares of Common Stock which may be issued in connection with the conversion provisions set forth herein will, upon issuance by the Corporation, be validly issued, fully paid and nonassessable and free from all taxes, liens or charges with respect thereto, and will not be subject to any sinking fund provision.

          (i) The Corporation shall at all times reserve and keep available out of its Common Stock (whether authorized but unissued shares reserved by it free from preemptive rights or issued shares which have been reacquired by
     it) the number of full shares of such Common Stock into which all shares of Series A Preferred Stock from time to time outstanding are convertible.

     5.   Voting.
          ------

          The holders or Series A Preferred Stock shall, by virtue of their ownership thereof, have the same voting powers as holders of the Company's Common Stock. Whenever the holders of the Corporation's Common Stock shall be entitled to exercise voting rights, the holder of the Series A Preferred Stock shall also be entitled to one vote per share of Series A Preferred Stock so held.

     6.   Restrictions on Transfer.
          ------------------------

          No holder of shares of Series A Preferred Stock may transfer any such shares except to (i) an "Accredited Investor" as such term is defined in Rule 501(a) adopted by the Securities and Exchange Commission under the Securities Act of 1933, as amended (as the same may be modified from time to time or in any successor provision or statute) and then only in transactions aggregating fifty thousand (50,000) shares or more, or (ii) an affiliate of the holder, which affiliate is also on "Accredited Investor."

     IN WITNESS WHEREOF, this Certificate has been made under the seal of the said SUNBELT NURSERY GROUP, INC. and has been signed by Timothy R. Duoos, its President, and attested to by Chad Ruth, its Secretary, this 30th day of
                                                             ----
December, 1997.


                                        /s/ TIMOTHY R. DUOOS
                                        ---------------------------
                                        Timothy R. Duoos, President



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Attest:

/s/  CHAD RUTH
--------------------
Chad Ruth, Secretary

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